Fourth Quarter 2007 Earnings
Conference Call
November 1, 2007

Pat Davidson

Good morning and thanks for joining us. Earlier today we published our fourth quarter results for fiscal 2007. A copy of the release is available on our website at www.oshkoshtruckcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, also available on our website. Later today, an audio replay of this call will be posted to the site. The replay and slide presentation will be available on the web for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made or updated such estimates during our third quarter earnings conference call on August 1, 2007.

With the recent strengthening of our management team, we have a new lineup of speakers today. As is typical, Bob Bohn, our Chairman and Chief Executive Officer, will open up the presentation and then we will have Dave Sagehorn, our new Executive Vice President and Chief Financial Officer, review our financial results and our expectations for fiscal 2008. We are joined by our former CFO and new President and Chief Operating Officer, Charlie Szews, who will take part in the Q&A.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Thank you, Pat. Good morning and thank you for your interest in Oshkosh Truck.

Oshkosh Fiscal 2007 Highlights

We just closed a great quarter, but I want to talk first about the year and then touch on some of the operating highlights of the quarter for each of our four segments.

We started the year off with a bang by announcing the acquisition of JLG Industries and it just got better and better with each reporting period during the year.

So what are the highlights?

•	$6.3 billion in net sales
•	Nearly $600 million in operating income
•	Earnings per share of $3.58, which surpassed our expectations and
•	We also paid down $257 million of debt in the 10 months following the JLG acquisition

Each of these impressive measures is a new all-time record for Oshkosh Truck. We expect to beat each of these measures and do it with a stronger balance sheet when we report our fiscal 2008 performance, about 52 weeks from today.

While the performance of JLG was superb, each of our existing business segments increased its revenues, and when combined, our top line, not including JLG, grew by about 10% compared with last year.

We’ve had a strong offering of new product introductions this year, highlighted by the new Pierce Ultimate Configuration, or PUC. The PUC is a true game-changer that we expect to revolutionize pumphouses in the fire truck business.

We strengthened our operating team with a number of additions and promotions throughout the year. Our international team has grown in China and the Middle East and is more ready than ever to take on the challenge of growing in a constantly evolving world. Additionally, we have two new segment presidents in Access Equipment and Fire & Emergency, and most recently, we promoted Charlie Szews to COO, which will allow him to give all of our businesses the time, attention and leadership that are needed for them to continue to elevate their performance and deliver the superior growth that you, our shareholders, have come to expect. Charlie’s previous CFO position is being filled very capably by the man who will be joining me on each of these quarterly calls, Dave Sagehorn, who has been with Oshkosh for more than 7 years, most recently serving as our Treasurer.

Even with our strong results, we’re not resting on our laurels. We will continue to work hard to successfully complete the integration of JLG and build upon our other attractive businesses.

So it was a great year and we’re already one month into fiscal 2008. Before I turn it over to Dave, I’ll touch on some of the operating highlights for the fourth quarter.

Please turn to slide 4 with me to review our performance by segment.

Access Equipment

For the quarter, sales in our Access Equipment segment, were up 47% over the same period a year ago, when JLG was a stand-alone company. We continue to experience strong demand for our products in all markets and, in particular, our international markets. Throughout the European market, we continue to experience the effects of strong construction activity and work-at-height regulations that are creating needs for our aerial work platforms.

In North America, our aerial work platform sales continued to be strong, but we are in the midst of a weak telehandler market. Telehandlers tend to have a larger exposure to residential construction, so this is not surprising, given the well-documented condition of the residential construction market. Overall, North American sales were up due to aerial work platform growth and our new contract to build CAT-branded telehandlers.

Operating income margins at JLG were up sequentially to 13.6% in the fourth quarter from 11.3% in the third quarter. We are still on track to achieve our goal of $75 million in annual net synergies by fiscal 2009.

Please move with me to slide 5 and let’s take a look at defense.

Defense

The strong back half of fiscal 2007 that we forecasted earlier in the year did, in fact, occur as our defense group delivered a strong performance again this quarter. Requirements for our vehicles are very high as the wear and tear they receive in the Middle East is significantly higher than during peace-time operation.

However, our parts & service business was down sharply from last year due to the heavy level of armoring that we performed in fiscal 2006 and the limited available service work over the last several months. I’ll repeat what I said on the last call regarding our visibility. We believe we have good visibility with our parts & service business and expect this business to rebound in fiscal 2008.

Strong recent supplementals and budgets support an improved outlook not only for our new and remanufactured truck business, but also for our aftermarket business. In fiscal 2008, we expect to increase production rates of our new Logistics Vehicle System Replacement, or “LVSR” vehicles, which are probably the most capable tactical wheeled vehicles that we have ever made. We expect to produce more meaningful quantities of the LVSR beginning in 2009.

Before I move on to Fire & Emergency, I’d like to congratulate the team of Oshkosh Truck, Ceradyne and I-3 employees who worked long, hard hours to put together, in a short amount of time, both 6 and 10 man vehicles for the Mine Resistant Ambush Protected II, or “MRAP II,” competition. We delivered two Bull™ units, one of which is shown on this slide, to Aberdeen Proving Grounds on time on October 1. The vehicles are in evaluation right now and we’re working to support them during testing. We face strong competition to be selected for a substantial contract, but we believe the Bull™ offers the best survivability solution in an MRAP II configuration against multiple threats, including improvised explosive devices, the very lethal explosively formed projectiles and ballistic threats. We are hopeful that the Department of Defense takes a serious look at this vehicle to protect our war fighters. Our estimates for the defense segment do not include any revenue for Bull™ vehicles. So, any victory in this competition would be incremental to our outlook.

We have significant production capacity and ample resources to build and ship a large amount of these life-saving armored vehicles. We are ready and capable of serving our soldiers to fill this urgent need.

Please turn to slide 6.

Fire & Emergency

Both airport products and Pierce provided the strength in another solid quarter for our fire & emergency segment. We mentioned last quarter that our airport business would experience some strong deliveries that moved from the third quarter into the fourth, and that did in fact occur. Pierce continued to grow its market share in a market that is down following the 2007 engine pre-buy actions.

We received some significant orders during the quarter from cities such as Portland, OR and San Bernardino, CA, and we built and delivered our first PUC unit to Miami-Dade fire department. We have several PUC units on the road right now, being tested and evaluated by firefighters around the country. This is a very important part of the selling process, as our firefighter customers need to touch, feel and experience some of our innovations before they make the commitment to try something new. Quote activity is high for this outstanding new product from the industry leader, Pierce.

Finally, our mobile broadcast business, Frontline, achieved an all-time sales record in fiscal 2007, and we are helping this business enter new international markets.

Please turn to slide 7.

Commercial

We enjoyed higher domestic refuse sales in the quarter in an otherwise down refuse market, but our overall segment performance was down. Several key factors contributed to our lower commercial segment results. The after-effects of the large pre-buy that resulted from the 2007 diesel engine emissions changes and a weaker residential construction market are both sharply curtailing demand at our concrete placement business.

We also made several major decisions this quarter regarding the Geesink Norba Group, our European refuse business. This is a business that has underperformed for too long and caused a decline in this segment’s operating income in a year when the rest of the segment exhibited solid improvement. So, we are working through some more aggressive actions that we expect to put this business on a much stronger foundation from which to grow and be profitable.

We previously announced our intentions to discontinue operations at our Maarheeze, The Netherlands facility. The Maarheeze facility has been put up for sale and we have identified a potential buyer. We also initiated discussions this quarter with the Works Council at our Blomstermala, Sweden operations regarding closing that facility and transferring production of our Norba-branded refuse bodies to our facility in Emmeloord, The Netherlands. We have another facility in nearby Kalmar, Sweden that we would like to convert to a mounting and sales and service operation. We haven’t made any final decisions yet as we are evaluating all of our options and discussing them with the Works Council. Our financial results for the fourth quarter include $4.8 million of charges related to actions we have already taken and our earnings estimates for fiscal 2008 include the impact of additional actions that we are contemplating.

We believe in this business and expect that it can be successful with some facility rationalization and proper leadership. With the actions that I’ve mentioned today, we are on the road to improvement. This business simply had too much fixed overhead to support its level of business. We intend to be in a much stronger position next year at this time, when we have implemented our restructuring activities.

This is the point where I would normally turn it over to Charlie Szews, but he has moved into his new role of President and COO. Charlie is the right leader for this job and he has proven his value to the company with a decade of hard work as our CFO. I am very happy to be working with him as COO and look forward to his impact on our business units. I am also pleased that the role of CFO is being filled by such a strong individual as Dave Sagehorn. As I mentioned before, Dave has been with us for more than 7 years and has performed extremely well in a variety of positions. I welcome him to the quarterly conference call team.

Dave Sagehorn

Thank you Bob and good morning everyone.

Please turn to slide 8.

Consolidated Results

Consolidated net sales of $1.79 billion for the fourth quarter of fiscal 2007 were up more than 98% compared to last year, largely led by the acquisition of JLG, which contributed sales of $840 million; however, our defense sales also grew 28.6% in the quarter. Operating income was up over 134% to $179 million and EPS increased 72.7% to $1.14. The accretion from JLG of $0.54 per share was even stronger than we had forecasted, which is a testament to the strength of its business. Operating income margin was up 150 basis points to 10.0%, due in large part to access equipment, but supported by the defense and fire & emergency segments.

Corporate operating expenses and inter-segment profit elimination grew by $14.1 million to $30.9 million in the fourth quarter of fiscal 2007 compared to last year, largely due to higher personnel-related costs, professional service fees and costs of integrating JLG into the Oshkosh family of companies.

Interest expense rose sharply over last year in the fourth quarter due to debt incurred for the JLG acquisition in December of 2006.

And finally, our tax rate for the quarter decreased to 30.0%, reflecting the impact of the JLG acquisition, a favorable tax audit settlement, a favorable European tax ruling and the re-instatement of the federal research and development tax credit.

We have said that for the near term our primary use for free cash flow is to pay down debt, and we reduced debt by $31.6 million in the quarter. We ended the fiscal year with debt of $3.06 billion, within the range of our previous guidance.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 9.

Access Equipment

As I mentioned earlier, access equipment recorded $840.0 million in revenue in the fourth quarter. Compared to JLG’s stand-alone results for the same period, sales were up double-digit percentages in all major regions globally, even after excluding the sales volume contributed by the manufacture of telehandlers for Caterpillar. Sales growth rates were highest in Europe and Asia. In North America, very strong aerial work platform sales growth more than offset a double-digit decline in telehandler sales. Overall, sales for the segment were 46.6% higher in the quarter than sales for JLG as a stand-alone company for the same period last year. This led to operating income of $114.5 million and an operating income margin of 13.6%. JLG’s fourth quarter results include purchase accounting charges totaling $18.6 million, or 2.2% of sales.

The backlog for access equipment was $854 million at September 30, 2007, which was up 32.3% compared to prior year for JLG as a stand-alone company. This increase was driven entirely by our international operations reflecting the continued strong growth in these markets. North American orders were up in the fourth quarter about as we expected on August 1 when we first initiated estimates for fiscal 2008.

Please turn to slide 10.

Defense

Our defense business built on the momentum it gathered in the third quarter and grew at a rate of 28.6% compared to last year’s fourth quarter to revenues of $422.5 million. Operating income grew from $54.8 million to $72.4 million, with strength coming from significantly higher new and remanufactured truck volumes as we continued to ramp-up production rates during the quarter. Parts & service sales were down sharply, as discussed in the last call, due to a high volume of armoring business in the prior year. We expect our parts & service business to rebound sharply in fiscal 2008.

Operating income margin for the quarter was higher compared to the prior year, but we still expect it to move lower in fiscal 2008 to more sustainable levels, as previously announced.

Finally, defense continues to maintain a very strong backlog at $1.55 billion, which is an 82.4% increase over last year at this time.

Please turn to slide 11.

Fire & Emergency

Turning to fire & emergency, we saw sales increase 8.7% and operating income grow by 22.8%. Both Pierce and our airport products business had strong quarters. Our Medtec ambulance business also returned to profitability after several challenging quarters. Results in this segment were partially offset by lower international fire apparatus sales.

The backlog for the fire & emergency segment was down 10.2% to $578 million on September 30, 2007 compared to the prior year. The fire & emergency segment was also impacted by the after-effects of the 2007 diesel engine emissions standards change pre-buy, but to a lesser extent than our commercial business. Backlogs in this segment were also negatively impacted by weaker municipal spending, particularly in the Northeast.

Please turn to slide 12.

Commercial

As we forecasted, the commercial segment was down this quarter and we expect it to report lower earnings in the first half of fiscal 2008. Due to the after-effects of the diesel engine pre-buy and weak residential construction as well as the actions that we announced relating to our European refuse business, commercial sales declined 21.8% to $249.6 million and operating income declined 118% to a loss of $3.1 million.

In particular, we experienced sales and earnings declines in our U.S. concrete placement business, as expected, but experienced a 5.6% sales increase in U.S. refuse, driven by a higher mix of package sales that included the chassis as well as the refuse body. Our domestic refuse business has been less affected by the diesel engine emissions standards changes than our concrete products business. In our European refuse business, the impact of $4.8 million in facility rationalization charges along with warranty and customer concession charges, all contributed to a total loss of $8.4 million in the quarter for this business.

The backlog for the commercial segment was down 54.3% at September 30, 2007 compared to prior year end, with the biggest declines concentrated in our concrete mixer business.

Please turn to slide 13 and we will talk about updates to our guidance for the full fiscal year 2008.

Oshkosh Fiscal 2008 Estimates

All comparisons are to our fiscal 2007 actual results and assume no new acquisitions.

We are raising our forecast for full year revenues to between $7.1 and $7.3 billion.

For access equipment, we have increased our sales growth estimate for fiscal 2008 to approximately 20%, up from our previous estimate of 15% to 20%, based largely on our continued expectation for strong international markets in fiscal 2008.

We continue to expect that our defense sales will grow by between 20% and 25%, driven by the segment’s strong backlog. Our estimates for the defense segment are independent of any potential MRAP vehicle business that we may be awarded.

We believe that fire & emergency sales will grow by 5% to 10%.

And finally, we now anticipate commercial sales to be down slightly for the year as we expect the depth and duration of the residential construction weakness to work against us. We believe that the pre-buy ahead of 2010 diesel engine emissions standards changes will benefit us, but this may not be until very late in our fiscal year, if at all.

Turning to slide 14 let’s review our operating income assumptions.

Oshkosh Fiscal 2008 Estimates

We have lowered our expectations for full year operating income to a range of $690 to $715 million. This implies a consolidated margin of 9.5% to 10%.

We believe access equipment margins will improve by 150 to 200 basis points. This is a slight increase from previous estimates, which is due to leveraging higher sales volumes and favorable exchange rates. Conversely, we are holding steady in our belief that defense margins will decline by 200 to 250 basis points as they move toward more sustainable levels.

We still anticipate fire & emergency margins will improve by 50 to 100 basis points due to price increase and cost reduction initiatives.

With expectations of lower concrete mixer sales and additional facility rationalization and redundancy charges at the Geesink Norba Group, we now expect commercial segment margins to decline slightly. We do not expect to see the results of the turnaround at the Geesink Norba Group until fiscal 2009, as we work through fiscal 2008 to complete the actions that we expect to allow the business to return to profitability.

We still expect corporate and intersegment elimination expenses will increase by about $30 million in fiscal 2008. As we said on the last call, the larger than historical increase reflects additional estimated expense associated with stock-based compensation awards, the costs of several large information technology projects and the investment in additional staff.

Turning to slide 15, let’s take care of a few more P&L items.

Oshkosh Fiscal 2008 Estimates

We expect interest expense to be in the range of $215 to $225 million, reflecting a full year of higher leverage following the JLG acquisition. This is slightly lower than our previous estimate.

We expect our tax rate will approximate 34.0%, slightly lower than our previously estimated tax rate due to the favorable tax ruling in Europe.

We are slightly raising our expectations for equity in earnings from our previous estimate to between $3.5 to $4.0 million of income.

And finally, we expect to use approximately 76,500,000 shares for our EPS calculations.

Oshkosh Fiscal 2008 Estimates

Finishing up with slide 16, before I turn it back over to Bob, we are maintaining our fiscal 2008 estimate of $4.15 to $4.35 EPS. This is an increase of 16% to 22%, based on our fiscal 2007 performance. While we have pockets of strength in our access equipment and defense businesses, we are today more cautious than on August 1 about the U.S. economy and housing construction in particular and their potential effects on our outlook.

For the first quarter of fiscal 2008, we are estimating a range of $0.35 to $0.40 EPS. This is significantly below our first quarter fiscal 2007 earnings, but should not be surprising. Our first quarter has historically been our slowest quarter for our commercial segment due to the seasonality of our concrete mixer and refuse businesses. But, our concrete mixer business had significantly stronger sales in the first quarter of last year due to the often mentioned pre-buy ahead of the 2007 diesel engine emission standards changes. And, we expect to incur further charges in the quarter at our European refuse business. Oshkosh’s fiscal first quarter is also the seasonally slowest time of the year for JLG. We are estimating that JLG will be slightly dilutive to earnings in the first quarter due to these lower seasonal sales, before returning to positive accretion in subsequent quarters.

To summarize, our estimated first quarter results need to be looked at in context of our full year estimates, which assume robust EPS growth.

We are maintaining our capital expenditures forecast of $110 million for the year as well as our debt target of between $2.65 and $2.75 billion by the end of fiscal 2008.

With that strong outlook, I will turn it back over to Bob for a final wrap-up before the Q&A. Please turn to slide 17.

Q4 2007 Summary

Bob Bohn

Thanks, Dave.

We are close to completing our first year of ownership of JLG as our access equipment business and I think you’ll agree with me that the results have been stellar.

We are confident in our ability to continue to grow Oshkosh Truck in a variety of economic conditions. But, we are facing some challenges; there is no doubt about it. With weak residential construction in the U.S., it is likely we will experience a non-residential slowdown in the U.S. sometime in 2008 and this could lead to soft municipal spending in 2008. So, we are happy to be announcing estimates that result in a 16% to 22% growth rate for EPS based on the strength of our international access equipment markets and our defense business as well as our cost reduction initiatives. We are optimistic, but we must also be responsible as we set out our expectations for fiscal 2008.

Our defense business reported some impressive results today and we have good visibility into the government’s needs for our tactical wheeled vehicles.

Pierce is the undisputed leader in the fire apparatus business and we believe they will continue to be successful and gain market share, just as they have for a number of years. We also expect to reap the benefits of a growing airport products business and investments in our towing business. All in all, with the potential for municipal spending to be flat to down, we are pleased to be estimating growth for this segment.

The commercial part of our business is in the down cycle associated with the post 2007 engine emissions pre-buy and the downturn in residential construction, but I believe that this segment will come back strong in fiscal 2009 as we work to turn around the Geesink Norba Group and prepare for the increase in demand ahead of the 2010 engine emissions standards changes.

Our strategy of complementing our existing defense, fire & emergency and commercial businesses with a high quality company of the caliber of JLG, is working. We believe we have the right mix of businesses to enable us to achieve our long-term goals of at least 15% annual EPS growth, 10% consolidated operating income margin and better than 15% return on invested capital.

To wrap up, we just closed the books on the best year in the history of this vibrant company and we believe that our strategies remain relevant to continue our growth record. I believe that we have the right team and right employees in place to lead us forward. Next year at this time, I expect to be on this call and report more all-time records as we continue to drive our business with bold moves that lead to smart growth.

With that, I will turn it back over to Pat and the operator for questions.

Pat Davidson

To give everyone an opportunity to participate, we will limit the number of questions per person to one plus one follow-up question. Then, we would ask that each participant gets back in queue to ask further questions.

Operator, please begin the question and answer period of this call.